Exhibit 99.1

Contact
Kristen Massaro	Chris Reid
STC Associates	Switch and Data
212.725.1900	813.207.7722
kristen@stcassociates.com	creid@switchanddata.com

Switch and Data Further Expands Board of Directors with

Addition of G. Michael Sievert

TAMPA, Fla. – February 19, 2008 – Switch and Data (NASDAQ: SDXC), a leading provider of Internet exchange and colocation services, today announced that Michael Sievert, has been appointed to its Board of Directors. With this appointment, Switch and Data has expanded its Board to eight members. Mr. Sievert most recently served as Microsoft Corporate Vice President, Windows Marketing and brings more than 20 years of experience in business and marketing spanning the software, financial trading, hardware, and communications industries. He will serve as a member of Switch and Data’s Compensation committee and Corporate Governance and Nominating committee.

Keith Olsen, CEO and President of Switch and Data commented, “I am delighted to welcome Michael Sievert to our Board. His marketing expertise and his wealth of experience in the technology industry will compliment our outstanding board of directors.”

Mr. Sievert joined Microsoft, Inc. in 2005. As Corporate Vice President for Windows Marketing, he was responsible for driving global growth and profitability of the $16 billion Windows business, across all consumer and business segments. In 2006 and 2007, Mr. Sievert was responsible for the worldwide introduction of Windows Vista, which quickly became the fastest-selling operating system in Microsoft history, achieving well over 100 million licenses in the first year.

“Data centers are the hubs that house, power, and interconnect the Internet,” explained Michael Sievert, Director, Switch and Data. “With the amazing growth of Internet content and the emergence of software services, I’m excited about the prospects for Switch and Data’s growth.”

Prior to Microsoft, Mr. Sievert was Executive Vice President and Chief Marketing Officer at AT&T Wireless, where he led one of the five largest marketing operations in the United States. Mr. Sievert was responsible for revenue and product management of the company’s $15 billion core business. From 1998 to 2001, Mr. Sievert held a series of positions at E*Trade Financial, progressing from Vice President of Marketing to Executive Vice President and Chief Global Marketing and Sales Officer. At E*Trade Financial, Mr. Sievert led efforts in product development, product management and engineering, and supervised the design team for the award-winning Web site http://www.etrade.com. Under his leadership, E*Trade experienced an eightfold increase in its customer base.

Mr. Sievert worked for IBM Corp. from 1996 to 1998 as Program Director for IBM PC worldwide product marketing. His responsibilities included global marketing strategy and product management for the IBM PC commercial desktop brand. He has also held brand management positions in the Health Care Division of the Procter & Gamble Company and served on the board of directors for Rogers Wireless Communications Inc. from 2002 to 2004. In addition to Switch and Data, Mr. Sievert currently serves on the board of the Washington National Park Fund.

Mr. Sievert graduated magna cum laude with a bachelor of science in economics from the Wharton School at the University of Pennsylvania.

About Switch and Data

Switch and Data is a leading provider of Internet exchange and colocation services. Based in Tampa, Florida, Switch and Data operates one of the largest footprints of neutral Internet exchange and colocation facilities in North America serving more than 880 customers. Switch and Data’s PAIX is recognized worldwide as the premier name in peering and Internet exchange services and is home to one of the largest commercial exchange points in North America. For more information, please visit www.switchanddata.com.

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